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                                                                    Exhibit 99.1

                       PRESS RELEASE DATED AUGUST 27, 2002


 SONICblue Incorporated Receives Notification From Nasdaq Regarding Minimum Bid
                           Price Listing Requirement

SANTA CLARA, Calif.--Aug. 27, 2002--SONICblue(TM) Incorporated
(Nasdaq: SBLU) today announced that on August 19, 2002 it received notification from Nasdaq that for 30 consecutive trading days, the Company's common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq National Market. To return to compliance, the bid price of the Company's common stock must close at or above $1.00 per share for at least 10 consecutive trading days by November 18, 2002. Failure to achieve compliance may result in the Company's common stock ceasing to be listed on the Nasdaq National Market.

About SONICblue Incorporated (www.SONICblue.com)

SONICblue is a leader in the converging Internet, digital media, entertainment and consumer electronics markets. Working with partners that include some of the biggest brands in consumer electronics, SONICblue creates and markets products that let consumers enjoy all the benefits of a digital home and connected lifestyle. SONICblue holds significant financial assets, global marketing capabilities and a focused technology portfolio that includes Rio(R) digital audio players; ReplayTV(R) personal television technology and software solutions; and Go-Video(R) integrated DVD+VCRs, Dual-Deck(TM) VCRs, and digital home theater systems.


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FOR MORE INFORMATION:

  Press Contact:                             Investor Relations:
  Amanda Sanyal                              Ian Shea
  SONICblue                                  SONICblue
  408-588-8060                               408-588-8242
  asanyal@sonicblue.com                      ir@sonicblue.com


SONICblue and Dual-Deck are trademarks of SONICblue Incorporated. Rio, ReplayTV and Go-Video are registered trademarks of SONICblue. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders.